Exhibit 10.1

[RLJ LODGING TRUST LETTERHEAD]

April 25, 2016

By Hand Delivery

Thomas J. Baltimore, Jr.

c/o RLJ Lodging Trust

3 Bethesda Metro Center, Suite 1000

Bethesda, Maryland 20814

Dear Tom:

The Board of Trustees (the “Board”) of RLJ Lodging Trust (the “Company”) has received the notice of your resignation from all positions held with the Company and any direct or indirect subsidiary or affiliate of the Company, including as President and Chief Executive Officer of the Company, as a trustee of the Company and as a trustee, director or officer of any of the Company’s direct or indirect subsidiaries, effective as of May 11, 2016 (the “Resignation Date”).  This letter is to confirm the Board’s acceptance of your resignation and to memorialize the terms that you, the Company and RLJ Lodging Trust, L.P. (the “Operating Partnership”) have agreed regarding your cessation of employment on the Resignation Date.  Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in that certain Employment Agreement, dated as of May 14, 2015, by and among you, the Company and the Operating Partnership (the “Employment Agreement”).

1.             Waiver of Restriction on Competition.  Each of the Company and the Operating Partnership hereby agrees to waive the “Restriction on Competition” covenant set forth in Section 8(a) with respect to your employment with Hilton Worldwide, Inc. or one of its subsidiaries or affiliates.  Except as set forth in the preceding sentence, all of the provisions set forth in Section 7 and Section 8 of the Employment Agreement, including, without limitation, the “Non-Solicitation of Clients” covenant set forth in Section 8(b) and the “Non-Solicitation of Employees” covenant set forth in Section 8(c), shall remain in full force and effect and shall terminate in accordance with the terms of the Employment Agreement on the date that is twenty-four (24) months after the Resignation Date.

2.             Waiver of Notice of Termination.  Each of the Company and the Operating Partnership hereby agrees to waive the requirement set forth in Section 5(b) of the Employment Agreement that written notice must be given by you to the Company thirty (30) days prior to the termination by you of the Employment Agreement.

3.             Effect of Termination of Employment.  You are terminating your employment without Good Reason pursuant to Section 5(b) of the Employment Agreement.  As a result, upon termination of your employment you are entitled to the following pursuant to Section 6(a) of the Employment Agreement:  (i) payment of any unpaid portion of your Base Salary through the Resignation Date; (ii) reimbursement for any outstanding reasonable business expense you have incurred in performing your duties under the Employment Agreement in accordance with Company policy; (iii) continued insurance benefits to the extent required by law; and (iv)

payment of any vested but unpaid rights as may be required independent of the Employment Agreement by the terms of any bonus or other incentive pay or equity plan, or any other employee benefit plan or program of the Company.  The Company will make any required payment within ten (10) business days of the Resignation Date.  For the avoidance of doubt, any unvested rights under any bonus or other incentive pay or equity plan of the Company, including any unvested restricted common shares of beneficial interest of the Company shall be forfeited on the Resignation Date.

4.             Waiver and Release.  Subject to the second sentence of this Section 4, you, on your own behalf and on behalf of your heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably release, waive and forever discharge the Company, the Operating Partnership and each of their affiliates, parents, successors, predecessors, and the subsidiaries, directors, trustees, owners, members, shareholders, officers, agents, and employees of the Company, the Operating Partnership and their affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of this Agreement, concerning your employment or separation from employment.  Subject to the second sentence of this Section 4, this waiver and release includes, but is not limited to, any payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended, and all other employment discrimination laws whatsoever as may be created or amended from time to time); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium.  Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not encompass, and you do not release, waive or discharge, the obligations of the Company or the Operating Partnership (a) to make the payments and provide the other benefits contemplated by the Employment Agreement and set forth in Section 3 above, or (b) under any restricted stock agreement, option agreement or other agreement pertaining to your equity ownership, or (c) under any indemnification or similar agreement or indemnification under the Declaration of Trust, Amended and Restated Agreement of Limited Partnership, Bylaws or other governing instruments of the Company and the Operating Partnership.  You understand that by signing this Agreement, you are not waiving any claims or administrative charges which cannot be waived by law.  You are waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on your behalf arising out of or related to your employment with and/or separation from employment with the Company and the Operating Partnership.  You further agree without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Agreement.

5.             No Known Claims. Each of the Company and the Operating Partnership hereby confirms that as of the date hereof, (i) there are no known losses or claims against you by the Company or the Operating Partnership arising out of or in connection with the Employment Agreement, and (ii) neither the Company nor the Operating Partnership has knowledge of any facts or circumstances that would give rise to a loss or claim against you by the Company or the Operating Partnership under the terms of the Employment Agreement.

6.             Acknowledgements.

(a)           You acknowledge and agree that the payments provided under Section 3 of this Agreement are in full and complete satisfaction of any and all compensation or benefits due to you from the Company and the Operating Partnership, whether for services provided or otherwise, through the Resignation Date and that, except as expressly provided under this Agreement, no further compensation or benefits of any kind are owed or will be paid to you.  Your participation in all employee benefit plans and programs of the Company will end as of the Resignation Date, in accordance with the terms of those plans and programs.

(b)           You are hereby advised in writing to consult an attorney before signing this Agreement.

(c)           You have relied solely on your own judgment and/or that of your attorney regarding the consideration for and the terms of this Agreement and are signing this Agreement knowingly and voluntarily of your own free will.

(d)           You are not entitled to the waivers set forth in Sections 1 and 2 of this Agreement unless you agree to and honor the terms of this Agreement.

(e)           You have read and understand the Agreement and further understand that, subject to the limitations contained herein, it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his signing of this Agreement that you may have against the Employer.

(f)            No statements made or conduct by or on behalf of the Company or the Operating Partnership has in any way coerced or unduly influenced you to execute this Agreement.

Formalities aside, I want to take this opportunity to thank you for all of your efforts on behalf of the Company and to wish you well in your future endeavors.

[Signature page follows]

Sincerely,

RLJ Lodging Trust

By:	/s/ Robert L. Johnson
Name: Robert L. Johnson
Title: Executive Chairman of the Board of Trustees

RLJ Lodging Trust, L.P.
By: RLJ Lodging Trust, its general partner

By:	/s/ Robert L. Johnson
Name: Robert L. Johnson
Title: Executive Chairman of the Board of Trustees

Agreed and accepted as of this

25th day of April, 2016:

/s/ Thomas J. Baltimore, Jr.
Thomas J. Baltimore, Jr.

[Signature Page to Letter Agreement]